EXHIBIT 10.77

AMERICAN POWER GROUP, INC.

Employment Agreement

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is effective as of the first day of employment or August 13, 2015 (the “Effective Date’), by and between American Power Group, Inc., an Iowa corporation (the “Company”) and Thomas K. Lockhart (the “Employee”).

WHEREAS, the Company desires the employment of the Employee and the Employee desires to be so employed by the Company;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which consideration is hereby acknowledged, the parties agree as follows:

1.    Employment

The Company hereby employs the Employee, and the Employee hereby accepts employment with the Company, upon the terms and conditions hereinafter set forth as Principal Advisor for the Company’s Trident NGL Services Division (the “NGL Services Division”)

2.    Duties

The Employee shall perform business development, marketing and operations management tasks for the NGL Services Division and any other reasonable assignments the President of the Company (the “President”) may request. The Employee agrees to abide by the rules, regulations, instructions, personnel practices, and policies of the Company and any changes therein which may be adopted from time to time by the Board of Directors of the Company (the “Board”).

3.    Term

Unless sooner terminated as provided in Section 7 and subject to Section 7, the term of the Employee’s employment under this Agreement will be three (3) years from the date first above written (such period, as it may be extended or reduced, is referred to in this Agreement as the “Employment Period”). On the month and day of the Effective Date of each calendar year during the Employment Period the term of this Agreement and the Employment Period shall automatically be renewed for an additional one year term unless either party gives written notice to the other party ninety days prior to the renewal date of its intention that this Agreement is not to renew beyond the remaining term as provided for in this section. The failure of either party to provide such notice to the other party ninety days prior to the renewal date shall not affect either party’s rights to terminate this Agreement and the Employment Period as provided in Section 7.

4.    Extent of Services

During the term of his employment, the Employee shall devote his full time and best efforts to the performance of his duties under this Agreement. Under no circumstances will the Employee knowingly take any action contrary to the best interests of the Company.

5.    Compensation

In consideration of his employment and the services rendered by the Employee under this Agreement, the Company shall pay the Employee compensation as follows:

5.1    Base Salary. A base salary (“Base Salary”) of three thousand three hundred sixty six ($3,365.38) dollars per week (i.e., payable at an annualized rate of one hundred seventy five thousand ($175,000) dollars per year) during the Employment Period, payable in accordance with the Company’s ordinary payroll practices. Any subsequent increase in Base Salary shall be at the sole discretion of the President with endorsement of the Board.

5.2 Incentive Compensation.

(a)    Gain-Share Profitability Incentive Program. When profitable, the President will present a fiscal year (i.e., October 1 through September 30) Gain-Share Profitability Incentive Program to the APG Board for consideration. Employee will be eligible to participate in any approved Gain-Share Profitability program in accordance with, and subject to, its terms and conditions.

(b)    Fiscal Year Performance Incentives Programs. The adoption of any discretionary and/or fiscal year performance incentive plan compensation shall be at the sole discretion of the President with the endorsement of the Board’s Compensation Committee and presented on a case by case basis.

5.3    Stock Option Grant. Promptly after the execution of this Agreement and on the Effective Date, the Company will recommend to the Board of Directors of its parent company, American Power Group Corporation (“APG Corp”) that APG Corp shall grant to the Employee incentive stock options under APG Corp’s 2005 Stock Option Plan to purchase 200,000 shares of APG Corp’s common stock. The vesting of said options will be immediate as of the date of grant and have a 10 year term from the date of grant. The exercise price of the options shall equal the 10 day average closing price of APG Corp’s common stock prior to the date of grant. The stock option will be governed by the terms of the Plan and by APG Corp’s customary form of stock option agreement.

6.    Other Benefits

6.1    Additional Compensation and Benefits. The Employee shall be entitled to receive the same health, disability and other benefits as are offered by the Company to all full-time employees from time to time, subject to any eligibility requirements, waiting periods or other conditions applicable to any such benefit plans or arrangements.

6.2    Expenses. The Company will, upon substantiation thereof, reimburse Employee for all reasonable expenses of types authorized by the President of the Company in the ordinary course of business and incurred by the Employee in connection with the Company’s business affairs. The Employee must regularly submit, for approval by the President of the Company, a statement of these expenses and will comply with such other accounting and reporting requirements as the Company may from time to time establish.

6.3    Vacation. The Employee shall, immediately upon signing this Agreement, be eligible to earn two weeks of paid vacation per calendar year and subsequent vacation periods subject to the Company’s standard vacation policies.

7.    Termination

7.1    By the Company. The Company may terminate the Employee’s employment with the Company (a) in accordance with the provisions of Section 3 of this Agreement, (b) at any time without notice for “cause”, as defined below, (c) at any time without cause immediately upon provision of written notice of termination, subject to Section 7.4 below and subject to the requirement that the Company pay to the Employee the amount set forth in Section 7.4 herein, (d) immediately upon the death of the Employee, or (e) upon provision of written notice of termination in the event of the Employee’s disability preventing him from rendering services to the Company consistent with his duties hereunder, intermittently or consecutively, for a period of six (6) months.

7.2    By the Employee. The Employee may terminate his employment with the Company in accordance with the provisions of Section 3 or at any time upon ninety (90) days’ advance written notice.

7.3    Cause. For the purposes of this Section 7, “cause” means:

(a)	engaging in any crime or offense involving money or other
property of the Company, or

(b)	conviction of any felony, or pleading guilty or “no contest” to any felony, or

(c)	continuing or repeated failure or refusal to perform specific written directives of the President consistent with the Employee’s duties after notice that such failure will be deemed to constitute cause for termination and a reasonable opportunity to cure such failure or refusal, or

(d)	engaging in activities that detrimentally impact upon the Company’s image or goodwill of the company

(e)	excessive absenteeism, or

(f)	unless previously approved by the Directors, any breach of Section 4 or Section 8.3 of this Agreement.

7.4    Amounts Payable Upon Termination. Upon termination of the Employee’s employment with the Company in accordance with clause (a), (b), (d) (e) or (f) of Section 7.1, all compensation and benefits under this Agreement will cease, effective the date of termination, except as may be mandated by law with respect to health insurance or other benefits and as to accrued and unpaid vacation benefits. Upon termination of the Employee’s employment with the Company in accordance with clause (c) of Section 7.1, all compensation under Sections 5.1, 5.2, and 5.3 shall cease, effective upon the date of termination, but the Employee shall receive, for twelve months from the date of Employee’s notice of termination given pursuant to Section 7.1(c) Base Salary at the same salary rate being paid on the date of termination. No stock options not vested upon the date of termination will vest thereafter. Other than as specifically set forth herein, the Employee will not be entitled to receive any compensation or benefits after termination of his employment with the Company. The date of termination shall be the COBRA or other benefit qualifying event.

7.5    Termination of Benefits. Notwithstanding anything to the contrary in this Agreement, in the event that the Employee is determined in an arbitration conducted pursuant to Section 11.7 to have violated his obligations under Section 8 of this Agreement, or if the Employee shall be enjoined by a court from violating his obligations under Section 8.3 of this Agreement, then, in addition to any other remedies which may be available to the Company at law or in equity, all of the Company’s obligations under Section 7.4 shall immediately cease, and all then unexercised stock options shall immediately be forfeited.

8.    Non-Disclosure: Non-Competition

8.1    Proprietary Information.

(a)    The Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the business or financial affairs of the Company or of its affiliates (collectively, “Proprietary Information”) is and will be the exclusive property of the Company or such affiliates, as the case may be. By way of illustration, but not limitation, Proprietary Information includes contemplated or planned marketing, sales, advertising, or public relations plans, methods or techniques; inventions, products, projects, developments, compositions, plans, research data, financial data, manufacturing processes or techniques, trade secrets, personnel data, computer programs, designs, and client and supplier lists, whether or not copyrightable, trademarkable or licensable. The Employee will not disclose any Proprietary Information to others outside the Company or use the Proprietary Information for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without the fault of the Employee.

(b)    The Employee agrees that all files, letters, memoranda, reports, records, data sketches, drawings, notebooks, notes, specifications, programs, computer program listings, or other written, photographic, electronic or other material containing Proprietary Information, whether created by the Employee or others, which comes into his custody or possession, is the exclusive property of the Company, to be used by the Employee only in the performance of his duties for the Company.

(c)    The Employee agrees that his obligation not to disclose or use information, know-how and records of the types set forth in Sections 8.3(a) and 8.3(b) above also extends to such types of information, know-how, records and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company’s business.

8.2    Developments.

(a)    The Employee will make full and prompt disclosure to the Company of all inventions, improvements, ideas, concepts, approaches, discoveries, methods, developments, software, and works of authorship, whether or not copyrightable, trademarkable or licensable, which are created, made, conceived or reduced to practice by the Employee or under his direction or jointly with others in connection with his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).

(b)    Employee hereby assigns irrevocably and unconditionally, to the fullest extent permitted by law, all right, title and interest embodied in or associated with any and all Developments.

(c)    The Employee agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of patents, copyrights, and trademarks (both in the United States and foreign countries) relating to Developments. Employee agrees to sign all papers, including, without limitation, copyright applications, trademark applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company, in its sole discretion, may deem necessary or desirable in order to protect its rights and interest in any Development.

8.3    Non-Competition.

(a)    During the Employment period and for a period of two years after Employee’s employment is terminated, for any reason or without reason, by the Company or the Employee, the Employee will not, without the Company’s prior written approval, directly or indirectly:

(i)    recruit, solicit or knowingly induce, or attempt to induce, any employee or consultant of the Company to terminate his or her employment or consulting relationship with, or otherwise cease his relationship with, the Company, or

(ii)    solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts of the Company. For purposes of this Agreement, a prospective client, customer or account is any individual or entity whose business is solicited by the company, proposed to be solicited by the Company, or who approaches the Company, with respect to possibly becoming a client, customer or account during the Employment Period; or

(iii) engage (whether for compensation or without compensation) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (otherwise than as the holder of not more than one percent (1%) of the total outstanding stock of a company), in any business activity which competes with any business then being conducted by the Company or any business proposed to be conducted by the Company at the time of the termination of the Employee’s employment with the Company.

(b)    If any restriction set forth in this Subsection 8.3 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to the extent only over the maximum period of time, range of activities or geographic areas to which it may be enforceable.

(c)    The restrictions contained in this Subsection 8.3 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for these purposes. The Employee agrees that any breach of this Subsection 8.3 will cause the Company substantial and irrevocable damage and, therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company will have the right to equitable remedies, including, without limitation, specific performance and injunctive relief without bond.

8.4    Survival of Obligations. The obligations of the Employee under this Section 8 shall survive the termination of this Agreement.

9.    Notices

All notices under this Agreement must be in writing and must be delivered by hand or mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties as follows:

If to the Company:        Lyle Jensen, President
American Power Group, Inc.
2503 Poplar Street - PO Box 187
Algona, IA 50511
(515) 395-1360
Email: ljensen@americanpowergroupinc.com

with a copy (which shall
not constitute notice) to:    Carl Barnes, Esq.
Morse, Barnes-Brown & Pendleton, P.C.
City Point - 230 Third Avenue - 4th Floor
Waltham, MA 02451
(781-622-5930)
Email: cbarnes@mbbp.com

If to the Employee:	To the address set forth below the signature of the Employee;

or to such other address as is specified in a notice complying with this Section 9. Any such notice is deemed given on the date delivered by hand or three days after the date of mailing.

10.    Other Agreements

The Employee hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Employee further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

11.    Miscellaneous

11.1    Entire Agreement. This Agreement constitutes the entire Agreement between the parties with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral.

11.2    Modification. This Agreement may not be amended or revised except by a writing signed by the parties.

11.3    Successors and Assigns. This Agreement is binding upon and inures to the benefit of both parties and their respective successors and assigns, including any entity with which or into which the Company may be merged or which may succeed to its assets or business, although the obligations of the Employee are personal and may be performed only by him.

11.4    Captions. Captions have been inserted in this Agreement solely for convenience of reference, and in no way define, limit or affect the scope or substance of any provision of this Agreement.

11.5    Severability. The provisions of this Agreement are severable, and the invalidity of any provision shall not affect the validity of any other provision. In the event that any court of competent jurisdiction determines that any provision of this Agreement or the application thereof is unenforceable because of its duration or scope, the parties agree that the court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form is valid and enforceable to the full extent permitted by law.

11.6    Governing Law. This Agreement is to be construed under and governed by the laws of the State of Iowa, without regard to conflicts of laws principles.

11.7    Dispute Resolution

(a)     Arbitration. The parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement that are not resolved by mutual negotiation shall be submitted to final and binding arbitration before the AAA, or its successor, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq. Either party may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with the AAA Commercial Arbitration Rules in effect at the time of filing of the demand for arbitration, in Polk County in Iowa. The parties will cooperate under the AAA and with one another in selecting an arbitrator from the AAA’s panel of neutrals and in scheduling the arbitration proceedings. The parties covenant that they will participate in the arbitration in good faith, and that they will share equally in its costs. The provision of this section, and any award made pursuant to this section, may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all reasonable costs, fees, and expenses, including attorney’s fees, to be paid by the party against whom enforcement is ordered. Notwithstanding the foregoing, however, the arbitrator(s) shall not have the power to award indirect, consequential, punitive or exemplary damages.

(b)	Waiver of Right to Litigation in Court. NOTICE: BY
INITIALING IN THE SPACE BELOW, YOU ARE AGREEING TO HAVE ALL DISPUTES, CLAIMS, OR CONTROVERSIES ARISING OUT OF OR RELATING TO THIS AGREEMENT DECIDED BY NEUTRAL ARBITRATION, AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THOSE MATTERS LITIGATED IN A COURT OR A JURY TRIAL. BY INITIALING IN THE SPACE BELOW, YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL EXCEPT TO THE EXTENT THAT THEY ARE SPECIFICALLY PROVIDED FOR UNDER THIS AGREEMENT. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER FEDERAL OR STATE LAW. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMISSION OF ALL DISPUTES, CLAIMS OR CONTROVERSIES ARISING OUT OF OR RELATING TO THIS AGREEMENT TO NEUTRAL ARBITRATION IN ACCORDANCE WITH THIS AGREEMENT.

__________________________	__________________________
Company	Thomas K. Lockhart

11.8    Withholding. All payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

AMERICAN POWER GROUP, INC.

By: _________________________________
Lyle E. Jensen
President

EMPLOYEE

Thomas K. Lockhart

Address: ____________________
____________________
Phone:     ____________________